CREDIT AGREEMENT

by and among

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

THE LENDERS THAT ARE PARTIES HERETO

as the Lenders,

XZERES CORP.

as Borrower

Dated as of August 21, 2014

1.	DEFINITIONS AND CONSTRUCTION.	1
1.1	Definitions	1
1.2	Accounting Terms	1
1.3	Code	1
1.4	Construction	1
1.5	Time References	2
1.6	Schedules and Exhibits	2
2.	LOANS AND TERMS OF PAYMENT	2
2.1	Term Loan	2
2.2	Settlements	3
2.3	Payments; Prepayments	3
2.4	Promise to Pay; Promissory Notes	7
2.5	Interest Rates: Rates, Payments, and Calculations	7
2.6	Crediting Payments	8
2.7	Designated Account	8
2.8	Maintenance of Loan Account; Statements of Obligations	9
2.9	Fees	9
2.10	Reserved	9
2.11	LIBOR Option	9
2.12	Capital Requirements	11
3.	CONDITIONS; TERM OF AGREEMENT	12
3.1	Conditions Precedent to the Initial Extension of Credit	12
3.2	Maturity	12
3.3	Effect of Maturity	12
3.4	Early Termination by Borrower	13
4.	REPRESENTATIONS AND WARRANTIES	13
4.1	Due Organization and Qualification; Subsidiaries	13
4.2	Due Authorization; No Conflict	14
4.3	Governmental Consents	14
4.4	Binding Obligations; Perfected Liens	14
4.5	Title to Assets; No Encumbrances	14
4.6	Litigation	15
4.7	Compliance with Laws	15
4.8	No Material Adverse Effect	15
4.9	Solvency	15
4.10	Employee Benefits	15
4.11	Environmental Condition	16
4.12	Complete Disclosure	16
4.13	Patriot Act	17
4.14	Indebtedness	17
4.15	Payment of Taxes	17
4.16	Margin Stock	17
4.17	Governmental Regulation	18
4.18	OFAC	18

2

(continued)

4.19	Employee and Labor Matters	18
4.20	Leases	18
4.21	Other Documents	18
4.22	Hedge Agreements18	18
4.23	Location of Equipment and Inventory	19
4.24	Inventory Records	19
4.25	Material Contracts	19
5.	AFFIRMATIVE COVENANTS	19
5.1	Financial Statements, Reports, Certificates	19
5.2	Reporting	19
5.3	Existence	19
5.4	Maintenance of Properties	19
5.5	Taxes	20
5.6	Insurance	20
5.7	Inspection	20
5.8	Compliance with Laws	21
5.9	Environmental	21
5.10	Disclosure Updates	21
5.11	Formation of Subsidiaries	21
5.12	Further Assurances	22
5.13	Lender Meetings	22
5.14	Compliance with ERISA and the IRC	22
5.15	Bank Products	23
5.16	Hedge Agreements	23
5.17	Location of Equipment and Inventory	23
6.	NEGATIVE COVENANTS	23
6.1	Indebtedness	23
6.2	Liens	23
6.3	Restrictions on Fundamental Changes	23
6.4	Disposal of Assets	24
6.5	Nature of Business	24
6.6	Prepayments and Amendments	24
6.7	Restricted Payments	25
6.8	Accounting Methods	25
6.9	Investments	25
6.10	Transactions with Affiliates	25
6.11	Use of Proceeds	26
6.12	Limitation on Issuance of Equity Interests	26
6.13	Inventory with Bailees	26
6.14	Employee Benefits	26

3

(continued)

7.	FINANCIAL COVENANTS	27
8.	EVENTS OF DEFAULT	27
8.1	Payments	27
8.2	Covenants	28
8.3	Judgment	28
8.4	Voluntary Bankruptcy, etc.	28
8.5	Involuntary Bankruptcy, etc.	28
8.6	Default Under Other Agreements	28
8.7	Representations, etc.	29
8.8	Guaranty	29
8.9	Security Documents	292
8.10	Loan Documents	29
8.11	Change of Control	29
8.12	ERISA	29
8.13	Material Adverse Effect	29
9.	RIGHTS AND REMEDIES	30
9.1	Rights and Remedies	30
9.2	Remedies Cumulative	30
10.	WAIVERS; INDEMNIFICATION	30
10.1	Demand; Protest; etc.	30
10.2	The Lender Group’s Liability for Collateral	30
10.3	Indemnification	31
11.	NOTICES	31
12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE
13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSOR	34
13.1	Assignments and Participations	34
13.2	Successors	34
14.	AMENDMENTS; WAIVERS	37
14.1	Amendments and Waivers	37
14.2	Replacement of Certain Lenders	38
14.3	No Waivers; Cumulative Remedies	39
15.	AGENT; THE LENDER GROUP	39
15.1	Appointment and Authorization of Agent	39
15.2	Delegation of Duties	40
15.3	Liability of Agent	40
15.4	Reliance by Agent	40
15.5	Notice of Default or Event of Default	41
15.6	Credit Decision	41
15.7	Costs and Expenses; Indemnification	42
15.8	Agent in Individual Capacity	42

4

(continued)

15.9	Successor Agent	42
15.10	Lender in Individual Capacity	43
15.11	Collateral Matters	43
15.12	Restrictions on Actions by Lenders; Sharing of Payments.	45
15.13	Agency for Perfection	45
15.14	Payments by Agent to the Lenders	45
15.15	Concerning the Collateral and Related Loan Documents	45
15.16	Field Examination Reports; Confidentiality; Disclaimers by Lender; Other Reports and information	46
15.17	Several Obligations; No Liability	47
16.	WITHHOLDING TAXES	47
16.1	Payments	47
16.2	Exemptions	47
16.3	Reductions	49
16.4	Refunds	49
17.	GENERAL PROVISIONS.	49
17.1	Effectiveness	49
17.2	Section Headings	49
17.3	Interpretation	50
17.4	Severability of Provisions	50
17.5	Bank Product Providers	50
17.6	Debtor-Creditor Relationship	50
17.7	Counterparts; Electronic Execution	51
17.8	Revival and Reinstatement of Obligations; Certain Waivers	51
17.9	Confidentiality	51
17.10	Surviva	53
17.11	Patriot Act	53
17.12	Integration	53

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EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule 1.1	Definitions
Schedule 3.1	Conditions Precedent
Schedule 4.1(b)	Capitalization of Borrower
Schedule 4.1(c)	Capitalization of Borrower’s Subsidiaries
Schedule 4.1(d)	Subscriptions, Options, Warrants, Calls
Schedule 4.6	Litigation
Schedule 4.10	ERISA Matters
Schedule 4.11	Environmental Matters
Schedule 4.14	Permitted Indebtedness
Schedule 4.23	Location of Equipment and Inventory
Schedule 4.25	Material Contracts
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 6.5	Nature of Business

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of August 21, 2014, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”) and XZERES CORP., a Nevada corporation (“Borrower”).

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1              Definitions

Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2              Accounting Terms

All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit

1.3              Code

Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4              Construction

Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, (b) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (c) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, and (d) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

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1.5              Time References

Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern or Eastern daylight saving time, as in effect in New York, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

1.6              Schedules and Exhibits

All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.	LOANS AND TERMS OF PAYMENT.

2.1              Term Loan

(a) Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Term Loan”) to Borrower in an amount equal to such Lender’s Pro Rata Share of the Term Loan Amount. The Term Loan shall be repaid in consecutive monthly installments, each of which but the last, shall be in the principal amount of $178,572 on the first day of each calendar month, commencing on February 1, 2015.

(b)                The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date of the acceleration of the Term Loan in accordance with the terms hereof. Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed. All principal of, interest on, and other amounts payable in respect of the Term Loan shall constitute Obligations hereunder.

2.2              Settlements.

(a)                Notation. Agent, as a non-fiduciary agent for Borrower, shall maintain a register showing the principal amount of the Term Loan), owing to each Lender, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(b)               Defaulting Lenders. Notwithstanding the provisions of Section 2.3(b)(iii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to each Non-Defaulting Lender ratably in accordance with their Pro Rata Share (but, in each case, only to the extent that such Defaulting Lender’s portion of a funding obligation was funded by such other Non-Defaulting Lender), and (B) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (G) of Section 2.3(b)(iii). Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith), such Defaulting Lender shall be deemed not to be a “Lender”; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(b) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent and Borrower shall have waived, in writing, the application of this Section 2.3(b) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder. The operation of this Section 2.3(b) shall not be construed to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement. In the event of a direct conflict between the priority provisions of this Section 2.3(b) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(b) shall control and govern.

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2.3              Payments; Prepayments.

(a)                Payments by Borrower.

(i)                 Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:30 p.m. on the date specified herein. Any payment received by Agent later than 1:30 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)               Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b)               Apportionment and Application.

(i)                 So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account) shall be apportioned ratably among the Lenders having a Pro Rata Share of the Obligation to which a particular fee or expense relates.

(ii)               Subject to Section 2.3(b)(v), Section 2.3(d), and Section 2.3(e), all payments to be made hereunder by Borrower shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Term Loan outstanding and, thereafter, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii)             At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A)              first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,

(B)              second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,

(C)              third, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(D)              fourth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

(E)               fifth, ratably, to pay interest accrued in respect of the Term Loan until paid in full,

(F)               sixth, ratably to pay the principal of the Term Loan until paid in full,

(G)              seventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders,

(H)              eighth, ratably to pay any Obligations owed to Defaulting Lenders, and

(I)                 ninth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iv)             Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive.

(v)               In each instance, so long as no Application Event has occurred and is continuing, Section 2.3(b)(ii) shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

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(vi)             For purposes of Section 2.3(b)(iii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vii)           In the event of a direct conflict between the priority provisions of this Section 2.3 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.2(b) and this Section 2.3, then the provisions of Section 2.2(b) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.3 shall control and govern.

(c)                Termination of Term Loan Commitments. The Term Loan Commitments shall terminate upon the making of the Term Loan.

(d)               Optional Prepayments. Borrower may, upon at least 5 Business Days prior written notice to Agent, prepay the principal of the Term Loan, in whole or in part without penalty or premium. Each prepayment made pursuant to this Section 2.3(d) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid. Each such partial payment shall be in a minimum amount of $1,000,000. Each such prepayment shall be applied against the remaining installments of principal due on the Term Loan in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).

(e)                Mandatory Prepayments.

(i)                 Dispositions. Within 1 Business Day of the date of receipt by Borrower or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by Borrower or any of its Subsidiaries of assets (including insurance proceeds and proceeds from casualty losses or condemnations, but excluding proceeds from sales or dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (j), (k), (l), (m), or (n) of the definition of Permitted Dispositions), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.3(f) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) Borrower shall have given Agent prior written notice of Borrower’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of Borrower or its Subsidiaries, (C) the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest, and (D) Borrower or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 after the initial receipt of such monies, then the Loan Party whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition or the costs of purchase or construction of other assets useful in the business of such Loan Party unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Agent and applied in accordance with Section 2.3(f); provided, that Borrower and its Subsidiaries shall not have the right to use such Net Cash Proceeds to make such replacements, purchases, or construction in excess of $200,000 in any given fiscal year. Nothing contained in this Section 2.3(e)(ii) shall permit Borrower or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.

(ii)               Extraordinary Receipts. Within 1 Business Day of the date of receipt by Borrower or any of its Subsidiaries of any Extraordinary Receipts, Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.3(f) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

(iii)             Indebtedness. Within 1 Business Day of the date of incurrence by Borrower or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.3(f) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.3(e)(iv) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement.

(iv)             Equity. Within 1 Business Day of the date of the issuance by Borrower or any of its Subsidiaries of any Equity Interests (other than (A) in the event that Borrower or any of its Subsidiaries forms any Subsidiary in accordance with the terms hereof, the issuance by such Subsidiary of Equity Interests to Borrower or such Subsidiary, as applicable, (B) the issuance of Equity Interests by Borrower to any Person that is an equity holder of Borrower prior to such issuance (a “Subject Holder”) so long as such Subject Holder did not acquire any Equity Interest of Borrower so as to become a Subject Holder concurrently with, or in contemplation of, the issuance of such Equity Interest to such Subject Holder, (C) the issuance of Equity Interest of Borrower to directors, officers and employees of Borrower and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors, (D) the issuance of Equity Interest by a Subsidiary of Borrower to its parent or member in connection with the contribution by such parent or member to such Subsidiary of the proceeds of an issuance described in clauses (A) – (D) above, and (E) the exercise proceeds received by the Borrower on the Closing Date or the Business Day immediately after the Closing Date with respect to the exercise proceeds being funded with participation proceeds of the payoff of the Existing Credit Facility (or any time after the Closing Date in an amount not to exceed $250,000 in the aggregate) pertaining to the exercise of warrants outstanding as of the date hereof), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.3(f) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such issuance.

(v)               Excess Cash Flow. Within 10 days from the date that the Borrower is required to provide quarterly financial statements pursuant to Section 5.1, commencing with the Borrower’s quarter ending February 28, 2015, and thereafter each subsequent quarter ending as of May 31, August 31, November 30, of each year, Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.3(f) in an amount equal to 75% of the Excess Cash Flow calculated as of the immediately preceding quarter of Borrower and its Subsidiaries. Such Excess Cash Flow shall be calculated based upon the quarterly financial statements pursuant to Section 5.1 (and related working capital reserve information for the next quarter provided by the Borrower, if any, and reasonably satisfactory to Agent).

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(f)                Application of Payments. Each prepayment pursuant to Section 2.3(e)(i) through and including (v) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, to the outstanding principal amount of the Term Loan until paid in full, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.3(b)(iii). Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).

2.4              Promise to Pay; Promissory Notes.

(a)                Borrower agrees to pay the Lender Group Expenses on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred or (ii) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of Section 2.5(c) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)). Borrower promises to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrower agrees that its obligations contained in the first sentence of this Section 2.4(a) shall survive payment or satisfaction in full of all other Obligations.

(b)               Any Lender may request that any portion of its Loans made by it be evidenced by one or more promissory notes. In such event, Borrower shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Agent and reasonably satisfactory to Borrower. Thereafter, the portion of the Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.

2.5              Interest Rates: Rates, Payments, and Calculations.

(a)                Interest Rates. Except as provided in Section 2.5(c), all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest as follows:

(i)                 if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and

(ii)               otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b)               Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the election of Agent or the Required Lenders, all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder.

(c)                Payment. Except to the extent provided to the contrary in Section 2.9 or Section 2.11(a), (i) all interest, and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month, and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred or (y) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)).

(d)               Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(e)                Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.6              Crediting Payments

The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 1:30 p.m. If any payment item is received into Agent’s Account on a non-Business Day or after 1:30 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

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2.7              Designated Account

Agent is authorized to make the Term Loan, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.5(c).

2.8              Maintenance of Loan Account; Statements of Obligations

Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with the Term Loan, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.6, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower’s account. Agent shall make available to Borrower monthly statements regarding the Loan Account, including the principal amount of the Term Loan, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after Agent first makes such a statement available to Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

2.9              Fees.

(a)                Agent Fees. Borrower shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b)               Field Examination and Other Fees. Borrower shall pay to Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus out-of-pocket expenses (including travel, meals, and lodging) for each field examination of Borrower performed by personnel employed by Agent, and (ii) the fees or charges paid or incurred by Agent (but, in any event, no less than a charge of $1,000 per day, per Person, plus out-of-pocket expenses (including travel, meals, and lodging)) if it elects to employ the services of one or more third Persons to perform field examinations of Borrower or its Subsidiaries, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess Borrower’s or its Subsidiaries' business valuation; provided, that so long as no Event of Default shall have occurred and be continuing, Borrower shall not be obligated to reimburse Agent for more than 3 field examinations during any calendar year, more than 1 appraisal of the Collateral during any calendar year, or more than 1 business valuation during any calendar year.

2.10          Reserved.

2.11          LIBOR Option.

(a)                Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrower shall have the option, subject to Section 2.11(b) below (the “LIBOR Option”) to have interest on all or a portion of the Term Loan be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the first day of the month; (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, at the written election of the Required Lenders, Borrower no longer shall have the option to request that Term Loan bear interest at a rate based upon the LIBOR Rate.

(b)               LIBOR Election.

(i)                 Borrower may, at any time and from time to time, so long as Borrower has not received a notice from Agent (which notice Agent may elect to give or not give in its discretion unless Agent is directed to give such notice by the Required Lenders, in which case, it shall give the notice to Borrower), after the occurrence and during the continuance of an Event of Default, to terminate the right of Borrower to exercise the LIBOR Option during the continuance of such Event of Default, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. at least 1 Business Day prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrower’s election of the LIBOR Option for a permitted portion of the Term Loan and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii)               Each LIBOR Notice shall be irrevocable and binding on Borrower. In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of Agent or a Lender delivered to Borrower setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.11 shall be conclusive absent manifest error. Borrower shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate.

(iii)             Unless Agent, in its sole discretion, agrees otherwise, Borrower shall have not more than 1 LIBOR Rate Loan in effect at any given time.

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(c)                Conversion. Borrower may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.3(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.11(b)(ii).

(d)               Special Provisions Applicable to LIBOR Rate.

(i)                 The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law (including any changes in tax laws (except changes of general applicability in corporate income tax laws)) and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (A) require such Lender to furnish to Borrower a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.11(b)(ii)).

(ii)               In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrower shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e)                No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

2.12          Capital Requirements.

(a)                If, after the date hereof, any Lender determines that (i) any Change in Law regarding capital or reserve requirements for banks or bank holding companies, or (ii) compliance by such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s, or such holding companies’ capital as a consequence of such Lender’s commitments hereunder to a level below that which such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Agent thereof. Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 90 days prior to the date that such Lender notifies Borrower of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the Change in Law that is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)               If any Lender requests additional or increased costs referred to in Section 2.11(d)(i) or amounts under Section 2.12(a) or sends a notice under Section 2.11(d)(ii) relative to changed circumstances (such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(d)(i) or Section 2.12(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrower’s obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(d)(i) or Section 2.12(a), as applicable, or to enable Borrower to obtain LIBOR Rate Loans, then Borrower (without prejudice to any amounts then due to such Affected Lender under Section 2.11(d)(i) or Section 2.12(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(d)(i) or Section 2.12(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may designate a substitute a Lender, in each case, reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” (as the case may be) for purposes of this Agreement.

(c)                Notwithstanding anything herein to the contrary, the protection of Sections 2.11(d) and 2.12 shall be available to each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for lenders affected thereby to comply therewith. Notwithstanding any other provision herein, no Lender shall demand compensation pursuant to this Section 2.12 if it shall not at the time be the general policy or practice of such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

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3.	CONDITIONS; TERM OF AGREEMENT.

3.1              Conditions Precedent to the Initial Extension of Credit

The obligation of each Lender to make the initial extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent ).

3.2              Maturity

This Agreement shall continue in full force and effect for a term ending on the Maturity Date.

3.3              Effect of Maturity

On the Maturity Date, all of the Obligations immediately shall become due and payable without notice or demand and Borrower shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full. When all of the Obligations have been paid in full, Agent will, at Borrower’s sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

3.4              Early Termination by Borrower

.Borrower has the option, at any time upon 5 Business Days prior written notice to Agent, to terminate this Agreement by repaying to Agent all of the Obligations in full. The foregoing notwithstanding, (a) Borrower may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrower may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).

4.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date.

4.1              Due Organization and Qualification; Subsidiaries.

(a)                Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)               Set forth on Schedule 4.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate description of the authorized Equity Interests of Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Except for the convertible Indebtedness listed on Schedule 4.14 hereto, Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.

(c)                Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d)               Except as set forth on Schedule 4.1(d), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s or its Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.

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4.2              Due Authorization; No Conflict.

(a)                As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b)               As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

4.3              Governmental Consents

The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.

4.4              Binding Obligations; Perfected Liens.

(a)                Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b)               Agent’s Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations, (iv) commercial tort claims (other than those that, by the terms of the Guaranty and Security Agreement, are required to be perfected), and (v) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 7(k)(iv) of the Guaranty and Security Agreement, and subject only to the filing of financing statements and the recordation of the Mortgages, in each case, in the appropriate filing offices), and first priority Liens, subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases.

4.5              Title to Assets; No Encumbrances

Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

4.6              Litigation.

(a)                There are no actions, suits, or proceedings pending or, to the knowledge of Borrower, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(b)               Schedule 4.6(b) sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $200,000 that, as of the Closing Date, is pending or, to the knowledge of Borrower, after due inquiry, threatened against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.

4.7              Compliance with Laws

No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

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4.8              No Material Adverse Effect

All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrower to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since February 28, 2014, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties and their Subsidiaries.

4.9              Solvency.

(a)                The Loan Parties, taken as a whole, are Solvent.

(b)               No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.10          Employee Benefits.

(a)                Except as set forth on Schedule 4.10 (as such Schedule may be updated from time to time, without the consent of any Lender or Agent, to include retirement and severance plans that are required by a Governmental Authority outside of the United States so long as such updated Schedule is delivered together with written notice thereof to Agent), no Loan Party, none of its Subsidiaries, nor any of their respective ERISA Affiliates maintains or contributes to any Benefit Plan.

(b)               Each Loan Party and each of the ERISA Affiliates has complied in all material respects with ERISA, the IRC and all applicable laws regarding each Employee Benefit Plan.

(c)                Each Employee Benefit Plan is, and has been, maintained in substantial compliance with ERISA, the IRC, all applicable laws and the terms of each such Employee Benefit Plan.

(d)               Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service or an application for such letter is currently being processed by the Internal Revenue Service. To the best knowledge of each Loan Party and the ERISA Affiliates after due inquiry, nothing has occurred which would prevent, or cause the loss of, such qualification.

(e)                No liability to the PBGC (other than for the payment of current premiums which are not past due) by any Loan Party or ERISA Affiliate has been incurred or is expected by any Loan Party or ERISA Affiliate to be incurred with respect to any Pension Plan.

(f)                No Notification Event exists or has occurred in the past six (6) years.

(g)                No Loan Party or ERISA Affiliate sponsors, maintains, or contributes to any Employee Benefit Plan, including, without limitation, any such plan maintained to provide benefits to former employees of such entities that may not be terminated by any Loan Party or ERISA Affiliate in its sole discretion at any time without material liability.

(h)               No Loan Party or ERISA Affiliate has provided any security under Section 436 of the IRC.

4.11          Environmental Condition

Except as set forth on Schedule 4.11, (a) to Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Borrower’s knowledge, after due inquiry, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

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4.12          Complete Disclosure

All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent on July 25, 2014 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrower’s good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrower to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrower’s good faith estimate, projections or forecasts based on methods and assumptions which Borrower believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).

4.13          Patriot Act

To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.14          Indebtedness

Set forth on Schedule 4.14 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the date set forth on such Schedule.

4.15          Payment of Taxes

Except as otherwise permitted under Section 5.5, all tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed or will be so filed within sixty (60) days following the Closing Date, and except with respect to the Existing Payroll Tax Liability, all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable. Except for the Existing Payroll Tax Liability, Borrower knows of no proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.16          Margin Stock

No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrower will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

4.17          Governmental Regulation

No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18          OFAC

No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

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4.19          Employee and Labor Matters

There is (i) no unfair labor practice complaint pending or, to the knowledge of Borrower, threatened against Borrower or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against Borrower or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Borrower or its Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of Borrower, after due inquiry, no union representation question existing with respect to the employees of Borrower or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of Borrower or its Subsidiaries. None of Borrower or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of Borrower or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from Borrower or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Borrower, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.20          Leases

Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.

4.21          Other Documents.

[Reserved]

4.22          Hedge Agreements

On each date that any Hedge Agreement is executed by any Hedge Provider, Borrower and each other Loan Party satisfy all eligibility, suitability and other requirements under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations.

4.23          Location of Equipment and Inventory

As of the Closing Date, the Equipment and Inventory of Borrower and its Subsidiaries is located only at, or in-transit between, the locations identified on Schedule 4.23 (as such Schedule may be updated pursuant to Sections 5.10 or 5.17).

4.24          Inventory Records

Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

4.25          Material Contracts

Set forth on Schedule 4.25 (as such Schedule may be updated from time to time in accordance herewith) is a list of the Material Contracts of each Loan Party and its Subsidiaries as of the Closing Date; provided, however, that Borrowers may amend Schedule 4.25 to add additional Material Contracts so long as such amendment occurs by written notice to Agent on the date that Borrowers provide the Compliance Certificate. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiary and, to each Borrower’s knowledge, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified, and (c) to Borrower’s knowledge is not in default due to the action or inaction of the applicable Loan Party or its Subsidiary.

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5.	AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, until payment in full of the Obligations:

5.1              Financial Statements, Reports, Certificates

Borrower (a) will deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agrees that no Subsidiary of a Loan Party will have a fiscal year different from that of Borrower, (c) agrees to maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP, and (d) agrees that it will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its and its Subsidiaries’ sales, and (ii) maintain its billing systems and practices in a manner that is reasonable and customary.

5.2              Reporting

Borrower (a) will deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the reports set forth on Schedule 5.2 at the times specified therein, and (b) agrees to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.

5.3              Existence

Except as otherwise permitted under Section 6.3 or Section 6.4, Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

5.4              Maintenance of Properties

Borrower will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted (and except where the failure to so maintain and preserve assets could not reasonably be expected to result in a Material Adverse Effect).

5.5              Taxes

Except with respect to the Existing Payroll Tax Liability, Borrower will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all material governmental assessments and taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that the validity of such governmental assessment or tax is the subject of a Permitted Protest. With respect to the Existing Payroll Tax Liability, the Borrower will timely make all payments required under the applicable payment plans in effect with respect thereto.

5.6              Insurance

Borrower will, and will cause each of its Subsidiaries to, at Borrower’s expense, (a) maintain insurance respecting each of Borrower’s and its Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located. All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to Agent (it being agreed that, as of the Closing Date, the insurance companies listed on the evidence of insurance provided in connection with Schedule 3.1 hereof are acceptable to Agent) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrower in effect as of the Closing Date are acceptable to Agent). All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If Borrower or its Subsidiaries fail to maintain such insurance, Agent may arrange for such insurance, but at Borrower’s expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrower shall give Agent prompt notice of any loss exceeding $200,000 covered by its or its Subsidiaries’ casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

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5.7              Inspection.

(a)                Borrower will, and will cause each of its Subsidiaries to, permit Agent, any Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of Borrower shall be allowed to be present) at such reasonable times and intervals as Agent or any Lender, as applicable, may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrower and during regular business hours.

(b)               Borrower will, and will cause each of its Subsidiaries to, permit Agent and each of its duly authorized representatives or agents to conduct appraisals and valuations at such reasonable times and intervals as Agent may designate.

5.8              Compliance with Laws

Borrower will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.9              Environmental

Borrower will, and will cause each of its Subsidiaries to,

(a)                Keep any property either owned or operated by Borrower or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b)               Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,

(c)                Promptly notify Agent of any release of which Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(d)               Promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Borrower or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against Borrower or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.

5.10          Disclosure Updates

Borrower will, promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11          Formation of Subsidiaries

Borrower will, at the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, within 10 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) (a) cause such new Subsidiary to provide to Agent a joinder to the Guaranty and Security Agreement, together with such other security agreements (including mortgages with respect to any Real Property owned in fee of such new Subsidiary with a fair market value greater than $200,000), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided, that the joinder to the Guaranty and Security Agreement, and such other security agreements shall not be required to be provided to Agent with respect to any Subsidiary of Borrower that is a CFC if providing such agreements would result in adverse tax consequences or the costs to the Loan Parties of providing such guaranty or such security agreements are unreasonably excessive (as determined by Agent in consultation with Borrower) in relation to the benefits to Agent and the Lenders of the security or guarantee afforded thereby, (b) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or an addendum to the Guaranty and Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Agent; provided, that only 65% of the total outstanding voting Equity Interests of any first tier Subsidiary of Borrower that is a CFC (and none of the Equity Interests of any Subsidiary of such CFC) shall be required to be pledged if pledging a greater amount would result in adverse tax consequences or the costs to the Loan Parties of providing such pledge are unreasonably excessive (as determined by Agent in consultation with Borrower) in relation to the benefits to Agent and the Lenders of the security afforded thereby (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.

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5.12          Further Assurances

Borrower will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of Borrower and its Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property acquired by Borrower or any other Loan Party with a fair market value in excess of $200,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that the foregoing shall not apply to any Subsidiary of Borrower that is a CFC if providing such documents would result in adverse tax consequences or the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by Agent in consultation with Borrower) in relation to the benefits to Agent and the Lenders of the security afforded thereby. To the maximum extent permitted by applicable law, if Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Borrower and its Subsidiaries, including all of the outstanding capital Equity Interests of Borrower and Borrower’s Subsidiaries (subject to exceptions and limitations contained in the Loan Documents with respect to CFCs).

5.13          Lender Meetings

Borrower will, within 90 days after the close of each fiscal year of Borrower, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Borrower and its Subsidiaries and the projections presented for the current fiscal year of Borrower.

5.14          Compliance with ERISA and the IRC

In addition to and without limiting the generality of Section 5.8, (a) comply in all material respects with applicable provisions of ERISA and the IRC with respect to all Employee Benefit Plans, (b) without the prior written consent of Agent and the Required Lenders, not take any action or fail to take action the result of which could result in a Loan Party or ERISA Affiliate incurring a material liability to the PBGC or to a Multiemployer Plan (other than to pay contributions or premiums payable in the ordinary course), (c) allow any facts or circumstances to exist with respect to one or more Employee Benefit Plans that, in the aggregate, reasonably could be expected to result in a Material Adverse Effect, (d) not participate in any prohibited transaction that could result in other than a de minimis civil penalty excise tax, fiduciary liability or correction obligation under ERISA or the IRC, (e) operate each Employee Benefit Plan in such a manner that will not incur any material tax liability under the IRC (including Section 4980B of the IRC), and (e) furnish to Agent upon Agent’s written request such additional information about any Employee Benefit Plan for which any Loan Party or ERISA Affiliate could reasonably expect to incur any material liability. With respect to each Pension Plan (other than a Multiemployer Plan) except as could not reasonably be expected to result in liability to the Loan Parties, the Loan Parties and the ERISA Affiliates shall (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the IRC and of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.

5.15          Bank Products

On or before the 45th day after the Closing Date, the Loan Parties shall establish their primary depository and treasury management relationships with Wells Fargo or one or more of its Affiliates and will maintain such depository and treasury management relationships at all times during the term of the Agreement.

5.16          Hedge Agreements

Borrower agrees that it shall offer to Wells Fargo or one or more of its Affiliates the first opportunity to bid for all Hedge Agreements to be entered into by any Loan Party or any of its Subsidiaries during the term of the Agreement.

5.17          Location of Equipment and Inventory

Other than vehicles out for repair, the Borrower will, and will cause each of its domestic Subsidiaries to, keep its Equipment and Inventory only at the locations identified on Schedule 4.23 and their chief executive offices only at the locations identified on Schedule 4.23; provided, that Borrower may amend Schedule 4.23 so long as such amendment occurs by written notice to Agent not less than 5 days prior to the date on which such Inventory or Equipment is moved to such new location or such chief executive office is relocated and so long as such new location is within the continental United States.

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6.	NEGATIVE COVENANTS.

Borrower covenants and agrees that, until payment in full of the Obligations:

6.1              Indebtedness

Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2              Liens

Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3              Restrictions on Fundamental Changes

Borrower will not, and will not permit any of its Subsidiaries to,

(a)                enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger between Loan Parties, provided, that Borrower must be the surviving entity of any such merger to which it is a party, (ii) any merger between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger between Subsidiaries of Borrower that are not Loan Parties,

(b)               liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Borrower with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of Borrower that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of Borrower that is not liquidating or dissolving, or

(c)                suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4.

6.4              Disposal of Assets

Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, Borrower will not, and will not permit any of its Subsidiaries to convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of its or their assets.

6.5              Nature of Business

Borrower will not, and will not permit any of its Subsidiaries to make any change in the nature of its or their business as described in Schedule 6.5 or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent Borrower and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

6.6              Prepayments and Amendments

Borrower will not, and will not permit any of its Subsidiaries to,

(a)                Except in connection with Refinancing Indebtedness permitted by Section 6.1,

(i)                 optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Borrower or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, and (B) Permitted Intercompany Advances, or

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(ii)               make any payment on account of Subordinated Indebtedness, except payments made at any time after Lender’s receipt of Borrower’s financial statements for the fiscal quarter ending September 30, 2014, so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) at the time any such payment is made, and for the sixty (60) day period immediately prior thereto and on a projected basis for the sixty (60) day period immediately following such payment, the Borrower has Qualified Cash less any past due accounts payable equal to or greater than $7,500,000, and (iii) the Fixed Charge Coverage Ratio, as calculated on a trailing twelve months basis is greater than 2.00:1.00 after giving effect to such payment and on a projected basis for the twelve (12) months immediately following such payment, or

(b)               Directly or indirectly, amend, modify, or change any of the terms or provisions of

(i)                 any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, and (C) Indebtedness permitted under clauses (c), (f), (h) and (i) of the definition of Permitted Indebtedness, in each case in any manner that would be materially adverse to Agent and the Lender Group (it being understood and agree than any such amendment or modification that would cause the maturity of such Indebtedness to occur prior to the Maturity Date shall be considered materially adverse to Agent and the Lender Group); or

(ii)               the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders; or

(iii)             any Material Contract except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be cause a Material Adverse Effect.

6.7              Restricted Payments

Borrower will not, and will not permit any of its Subsidiaries to make any Restricted Payment; provided, that, so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom,

(a)                Borrower may make distributions to former employees, officers, or directors of Borrower (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of Borrower held by such Persons, provided, that the aggregate amount of such redemptions made by Borrower during the term of this Agreement plus the amount of Indebtedness outstanding under clause (m) of the definition of Permitted Indebtedness, does not exceed $200,000 in the aggregate,

(b)               Borrower may make distributions to former employees, officers, or directors of Borrower (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Borrower on account of repurchases of the Equity Interests of Borrower held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of Borrower, and

(c)                Borrower may make distributions in an aggregate amount not to exceed $25,000 to existing warrant holders on account of redemptions of warrants of Borrower held by such Persons.

6.8              Accounting Methods

Borrower will not, and will not permit any of its Subsidiaries to modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.9              Investments

Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

6.10          Transactions with Affiliates

Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of Borrower or any of its Subsidiaries except for :

(a)                transactions in the ordinary course of business between the Borrower and its Subsidiaries relating to transfer of customer deposits from a Subsidiary to the Borrower relating to orders placed by customers to be processed by the Borrower,

(b)               other transactions (other than the payment of management, consulting, monitoring, or advisory fees) between Borrower or its Subsidiaries, on the one hand, and any Affiliate of Borrower or its Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by Borrower or its Subsidiaries in excess of $150,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to Borrower or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,

(c)                any indemnity provided for the benefit of directors (or comparable managers) of Borrower or its applicable Subsidiary,

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(d)               the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of Borrower and its Subsidiaries in the ordinary course of business and consistent with industry practice, and

(e)                transactions permitted by Section 6.3 or Section 6.7, or any Permitted Intercompany Advance.

6.11          Use of Proceeds

Borrower will not, and will not permit any of its Subsidiaries to use the proceeds of any loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility, and (ii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, in each case, as set forth in the Funds Flow Agreement, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes (including that no part of the proceeds of the loans made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors).

6.12          Limitation on Issuance of Equity Interests

Except for the issuance or sale of Qualified Equity Interests by Borrower, Borrower will not, and will not permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Equity Interests.

6.13          Inventory with Bailees

Borrower will not, and will not permit any of its Subsidiaries to store its Inventory with an aggregate value in excess of $200,000 at any time with a bailee, warehouseman, or similar party unless such party has executed a Collateral Access Agreement.

6.14          Employee Benefits.

(a)                Terminate, or permit any ERISA Affiliate to terminate, any Pension Plan in a manner, or take any other action with respect to any Plan, which could reasonably be expected to result in any liability of any Loan Party or ERISA Affiliate to the PBGC.

(b)               Fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Benefit Plan, agreement relating thereto or applicable Law, any Loan Party or ERISA Affiliate is required to pay if such failure could reasonably be expected to have a Material Adverse Effect.

(c)                Permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan which exceeds $200,000 with respect to all Pension Plans in the aggregate.

(d)               Acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to a Loan Party or with respect to any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Pension or (ii) any Multiemployer Plan.

(e)                Contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan not set forth on Schedule 4.10.

(f)                Amend, or permit any ERISA Affiliate to amend, a Pension Plan resulting in a material increase in current liability such that a Loan Party or ERISA Affiliate is required to provide security to such Plan under the IRC.

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7.	FINANCIAL COVENANTS.

Borrower covenants and agrees that, until payment in full of the Obligations, Borrower will:

(a)                Minimum EBITDA. Achieve EBITDA, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
($1,250,000)	For the four month period ending December 31, 2014
($600,000)	For the seven month period ending March 31, 2015
$0	For the ten month period ending June 30, 2015
$600,000	For the twelve month period ending September 30, 2015
$2,700,000	For each quarter ending thereafter as calculated on a trailing twelve month basis

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1              Payments

If Borrower fails to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Loan;

8.2              Covenants

If any Loan Party or any of its Subsidiaries:

(a)                fails to perform or observe any covenant or other agreement contained in any of (i) Sections 5.1, 5.2, 5.3 (solely if Borrower is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if Borrower refuses to allow Agent or its representatives or agents to visit Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrower’s affairs, finances, and accounts with officers and employees of Borrower), 5.13, 5.14, 5.15 or 5.17 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 7 of the Guaranty and Security Agreement;

(b)               fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if Borrower is not in good standing in its jurisdiction of organization), 5.5, 5.8, 5.10, 5.11 and 5.12 of this Agreement and such failure continues for a period of 10 Business Days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent; or

(c)                fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent;

8.3              Judgments

If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $250,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

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8.4              Voluntary Bankruptcy, etc.

If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

8.5              Involuntary Bankruptcy, etc.

If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6              Default Under Other Agreements

If there is (a) a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $250,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder, or (b) a default in or an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party involving an aggregate amount of $250,000 or more;

8.7              Representations, etc.

If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.8              Guaranty

If the obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);

8.9              Security Documents

If the Guaranty and Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $125,000, or (c) as the result of an action or failure to act on the part of Agent;

8.10          Loan Documents

The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document; or

8.11          Change of Control

A Change of Control shall occur, whether directly or indirectly.

8.12          ERISA

The occurrence of any of the following events: (a) any Loan Party or ERISA Affiliate fails to make full payment when due of all amounts which any Loan Party or ERISA Affiliate is required to pay as contributions, installments, or otherwise to or with respect to a Pension Plan or Multiemployer Plan, and such failure could reasonably be expected to result in liability in excess of $250,000, (b) an accumulated funding deficiency or funding shortfall in excess of $250,000 occurs or exists, whether or not waived, with respect to any Pension Plan, individually or in the aggregate, (c) a Notification Event, which could reasonably be expected to result in liability in excess of $250,000, either individually or in the aggregate, or (d) any Loan Party or ERISA Affiliate completely or partially withdraws from one or more Multiemployer Plans and incurs Withdrawal Liability in excess of $250,000 in the aggregate, or fails to make any Withdrawal Liability payment when due.

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8.13          Material Adverse Effect

The occurrence of an event that has resulted in a Material Adverse Effect.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, under no circumstances shall any failure by Ravago to satisfy the Letter of Credit terms set forth in Section 7 of its Shareholder Related Guaranty be deemed, or give rise to, an Event of Default or Material Adverse Effect hereunder or under any Loan Document.

9.	RIGHTS AND REMEDIES.

9.1              Rights and Remedies

Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)                declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower;

(b)               exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrower shall automatically be obligated to repay all of such Obligations in full (including Borrower being obligated to provide (and Borrower agrees that it will provide) Bank Product Collateralization to be held as security for Borrower’s or its Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrower.

9.2              Remedies Cumulative

The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.	WAIVERS; INDEMNIFICATION.

10.1          Demand; Protest; etc.

Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.

10.2          The Lender Group’s Liability for Collateral

Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

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10.3          Indemnification

Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrower shall not be liable for costs and expenses (including attorneys fees) of any Lender (other than Wells Fargo) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrower’s and its Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 16), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans, or the use of the proceeds of the Loans provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Borrower:	Xzeres Corp.
9025 SW Hillman Ct. Suite 3126
Wilsonville, OR 97070
Attn: Steve Shum, CFO
Email: sshum@xzeres.com

with copies to:	Burns & Levinson LLP
125 Summer Street
Boston, MA 02110
Attn: Frank A. Segall, Esq.
Email: fsegall@burnslev.com

If to Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION
1100 Abernathy Road, Suite 1600
Atlanta, Georgia 30328
Attn: Loan Administration
Fax No.: (866) 358-0836

with copies to:	Riemer & Braunstein LLP
3 Center Plaza
Boston, Massachusetts 02108
Attn: Kevin M. Murtagh, Esq.
Fax No.: (617) 880-3456

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Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return email or other written acknowledgment).

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a)                THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)               THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c)                TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A "CLAIM"). BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)               BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e)                NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT, ANY LENDER, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

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13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1          Assignments and Participations.

(a)                (i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it) to one or more assignees (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of:

(A)              Borrower; provided, that no consent of Borrower shall be required (1) if an Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender; provided further, that Borrower shall be deemed to have consented to a proposed assignment unless it objects thereto by written notice to Agent within 5 Business Days after having received notice thereof; and

(B)              Agent.

(ii)               Assignments shall be subject to the following additional conditions:

(A)              no assignment may be made to a natural person,

(B)              no assignment may be made to a Loan Party or an Affiliate of a Loan Party,

(C)              the amount of the rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),

(D)              each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(E)               the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrower and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee,

(F)               unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500, and

(G)              the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).

(b)               From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c)                By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

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(d)               Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee.

(e)                Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party or an Affiliate of a Loan Party, and (vii) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f)                In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Borrower and its Subsidiaries and their respective businesses, provided with respect to any disclosure of Confidential Information, the recipient has agreed to maintain the confidentiality thereof on customary terms for assignment and participations.

(g)                Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(h)               Agent (as a non-fiduciary agent on behalf of Borrower) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Term Loan (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Term Loan to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrower shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Term Loan to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrower, shall maintain a register comparable to the Register.

(i)                 In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrower, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(j)                 Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Borrower from time to time as Borrower may reasonably request.

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13.2          Successors

This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by Borrower is required in connection with any such assignment.

14.	AMENDMENTS; WAIVERS.

14.1          Amendments and Waivers.

(a)                No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i)                 postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(ii)               reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.5(c) (which waiver shall be effective with the written consent of the Required Lenders),

(iii)             amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(iv)             amend, modify, or eliminate Section 3.1,

(v)               amend, modify, or eliminate Section 15.11,

(vi)             other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,

(vii)           amend, modify, or eliminate the definitions of “Required Lenders” or “Pro Rata Share”,

(viii)         contractually subordinate any of Agent’s Liens,

(ix)             other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(x)               amend, modify, or eliminate any of the provisions of Section 2.3(b)(i), (ii) or (iii), or

(b)               No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,

(i)                 the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrower (and shall not require the written consent of any of the Lenders),

(ii)               any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrower, and the Required Lenders;

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(c)                Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender.

14.2          Replacement of Certain Lenders.

(a)                If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrower or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b)               Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1.

14.3          No Waivers; Cumulative Remedies

No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.	AGENT; THE LENDER GROUP.

15.1          Appointment and Authorization of Agent

Each Lender hereby designates and appoints Wells Fargo as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (d) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (e) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (f) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

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15.2          Delegation of Duties

Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3          Liability of Agent

None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by Borrower or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Borrower or its Subsidiaries.

15.4          Reliance by Agent

Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5          Notice of Default or Event of Default

Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6          Credit Decision

Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent's or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

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15.7          Costs and Expenses; Indemnification

Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by Borrower or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make any extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8          Agent in Individual Capacity

Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Wells Fargo in its individual capacity.

15.9          Successor Agent

Agent may resign as Agent upon 30 days (10 days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrower (unless such notice is waived by Borrower) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10      Lender in Individual Capacity

Any Lender and its respective Affiliates may make loans to, of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

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15.11      Collateral Matters.

(a)                The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the payment and satisfaction in full by Borrower of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Borrower or its Subsidiaries owned no interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to Borrower or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrower in respect of) any and all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

(b)               Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by Borrower or its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (iv) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.

15.12      Restrictions on Actions by Lenders; Sharing of Payments.

(a)                Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or its Subsidiaries or any deposit accounts of Borrower or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)               If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

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15.13      Agency for Perfection

Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14      Payments by Agent to the Lenders

All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15      Concerning the Collateral and Related Loan Documents

Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16      Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information

By becoming a party to this Agreement, each Lender:

(a)                is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting Borrower or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b)               expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)                expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding Borrower and its Subsidiaries and will rely significantly upon Borrower’s and its Subsidiaries’ books and records, as well as on representations of Borrower’s personnel,

(d)               agrees to keep all Reports and other material, non-public information regarding Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e)                without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(f)                In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower or its Subsidiaries to Agent that has not been contemporaneously provided by Borrower or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

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15.17      Several Obligations; No Liability

Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

16.	WITHHOLDING TAXES.

16.1          Payments

All payments made by Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Indemnified Taxes, and in the event any deduction or withholding of Indemnified Taxes is required, Borrower shall comply with the next sentence of this Section 16.1. If any Indemnified Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein. Borrower will furnish to Agent as promptly as possible after the date the payment of any Indemnified Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrower. Borrower agrees to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

16.2          Exemptions.

(a)                If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:

(i)                 if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);

(ii)               if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;

(iii)             if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv)             if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or

(v)               a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

(b)               Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

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(c)                If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d)               If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable. Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

16.3          Reductions.

(a)                If a Lender or a Participant is subject to an applicable withholding tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding tax. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(b)               If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.4          Refunds

If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which Borrower has paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrower (but only to the extent of payments made, or additional amounts paid, by Borrower under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrower or any other Person.

17.	GENERAL PROVISIONS.

17.1          Effectiveness

This Agreement shall be binding and deemed effective when executed by Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2          Section Headings

Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

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17.3          Interpretation

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4          Severability of Provisions

Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5          Bank Product Providers

Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrower may obtain Bank Products from any Bank Product Provider, although Borrower is not required to do so. Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6          Debtor-Creditor Relationship

The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7          Counterparts; Electronic Execution

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

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17.8          Revival and Reinstatement of Obligations; Certain Waivers

If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Agent's Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made.  If, prior to any of the foregoing, (A) Agent's Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Agent's Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.

17.9          Confidentiality.

(a)                Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrower, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrower with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b)               Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of Borrower or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Agent.

(c)                The Loan Parties hereby acknowledge that Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

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17.10      Survival

All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of the Term Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid.

17.11      Patriot Act

Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrower.

17.12      Integration

This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

[Signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWER:	XZERES CORP. a Nevada corporation

	By:	_/s/ Frank Greco
	Name:	Frank Greco
	Title:	President and CEO

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent and as a Lender

	By:	/s/ S.N. Thomas III
	Name:	S.N. Thomas III
	Title:	Director

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Schedule A-1

Agent’s Account

An account at a bank designated by Agent from time to time as the account into which Borrower shall make all payments to Agent for the benefit of the Lender Group and into which the Lender Group shall make all payments to Agent under this Agreement and the other Loan Documents; unless and until Agent notifies Borrower and the Lender Group to the contrary, Agent’s Account shall be that certain deposit account bearing account number 37235547964502168, reference Project Green Wind, and maintained by Agent with Wells Fargo Bank, N.A., 420 Montgomery Street, San Francisco, CA, ABA #121-000-248.

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Schedule A-2

Authorized Persons

Frank Greco

Steve Shum

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Schedule C-1

Commitments

Lender	Term Loan Commitment	Total Commitment
Wells Fargo Bank, National Association	$15,000,000	$15,000,000
All Lenders	$15,000,000	$15,000,000

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Schedule D-1

Designated Account

Account number 8838022815 of Borrower maintained with Borrower’s Designated Account Bank, or such other deposit account of Borrower (located within the United States) that has been designed as such, in writing, by Borrower to Agent.

“Designated Account Bank” means Wells Fargo Bank, National Association, whose office is located at Wilsonville, Oregon, and whose ABA number is 121-000-248.

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Schedule P-1

Permitted Investments

N/A

48

Schedule P-2

Permitted Liens

N/A

49

Schedule 1.1 – Definitions

As used in the Agreement, the following terms shall have the following definitions:

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.

“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Affected Lender” has the meaning specified therefor in Section 2.12(b) of the Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, for purposes of Section 6.10 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1 to the Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrower and the Lenders).

“Agent’s Liens” means the Liens granted by Borrower or its Subsidiaries to Agent under the Loan Documents and securing the Obligations.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“Applicable Margin” means (a) in the case of a Base Rate Loan, 1.75 percentage points (the “Base Rate Margin”), and (b) in the case of a LIBOR Rate Loan, 3.00 percentage points (the “LIBOR Rate Margin”).

“Application Event” means the occurrence of (a) a failure by Borrower to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.3(b)(iii) of the Agreement.

“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.

“Authorized Person” means any one of the individuals identified on Schedule A-2 to the Agreement, as such schedule is updated from time to time by written notice from Borrower to Agent.

“Bank Product” means any one or more of the following financial products or accommodations extended to Borrower or its Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Borrower or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Borrower or its Subsidiaries.

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Bank Product Provider” means Wells Fargo or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider.

“Bank Product Provider Agreement” means an agreement in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, Borrower, and Agent.

“Bank Product Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate to establish (based upon the Bank Product Providers’ determination of the liabilities and obligations of Borrower and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base Rate” means the greatest of (a) 3.25 percent per annum, (b) the Federal Funds Rate plus ½%, (c) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1 percentage point, and (d) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Loan” means each portion of the Term Loan that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” has the meaning set forth in the definition of Applicable Margin.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” has the meaning specified therefor in the preamble to the Agreement.

“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) expenditures made during such period in connection with the replacement, substitution, or restoration of assets or properties pursuant to Section 2.3(e)(ii) of the Agreement, (b) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (c) capitalized software development costs to the extent such costs are deducted from net earnings under the definition of EBITDA for such period, and (d) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding Borrower or any of its Affiliates).

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

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“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC).

“Change in Control” means that:

(a) any Person or two or more Persons acting in concert (other than the Shareholder Related Guarantors), shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of Borrower (or other securities convertible into such Equity Interests) representing 30% or more of the combined voting power of all Equity Interests of Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Borrower;

(b) any Person or two or more Persons acting in concert (other than the Shareholder Related Guarantors), shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Borrower or control over the Equity Interests of such Person entitled to vote for members of the Board of Directors of Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such Equity Interests; or

(c) during any period of 24 consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the Board of Directors of Borrower such that a majority of the members of such Board of Directors are not Continuing Directors; or

(d) Borrower fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party.

“Change in Law” means the occurrence after the date of the Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Closing Date” means the date of the making of the Term Loan under the Agreement.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrower or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Borrower’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Commitment” means, with respect to each Lender, its Term Loan Commitment, as the context requires, and, with respect to all Lenders, their Term Loan Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Competitor” means any Person which is a direct competitor of Borrower or its Subsidiaries if, at the time of a proposed assignment, Agent and the assigning Lender have actual knowledge that such Person is a direct competitor of Borrower or its Subsidiaries; provided, that in connection with any assignment or participation, the Assignee or Participant with respect to such proposed assignment or participation that is an investment bank, a commercial bank, a finance company, a fund, or other Person which merely has an economic interest in any such direct competitor, and is not itself such a direct competitor of Borrower or its Subsidiaries, shall not be deemed to be a direct competitor for the purposes of this definition.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to the Agreement delivered by the chief financial officer of Borrower to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.

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“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Borrower on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Shareholder Related Guarantors or a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Copyright Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“Current Assets” means, as at any date of determination, the total assets of Borrower and its Subsidiaries (other than cash and Cash Equivalents) which may properly be classified as current assets on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP.

“Current Liabilities” means, as at any date of determination, the total liabilities of Borrower and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of the Term Loan) on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP.

“DeBruce” means Paul DeBruce, an individual.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement on the date that it is required to do so under the Agreement, (b) notified the Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement on the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to the Term Loans that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Borrower identified on Schedule D-1 to the Agreement (or such other Deposit Account of Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrower to Agent).

“Designated Account Bank” has the meaning specified therefor in Schedule D-1 to the Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrower to Agent).

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.

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“Dollars” or “$” means United States dollars.

“EBITDA” means, with respect to any fiscal period,

(a) Borrower’s consolidated net earnings (or loss),

minus

(b)	without duplication, the sum of the following amounts of Borrower for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i)	extraordinary gains,

(ii)	interest income,

(iii)	solely for the first twelve (12) months following the Closing Date, extraordinary warranty claims relating to the alternator issue not to exceed $150,000 (less any reimbursements received by Borrower from the applicable supplier in connection with such warranty claims) in any trailing twelve month period,

(iv)	(A) non-cash expenses associated with the equity related transactions contemplated hereunder and (B) other transaction costs and expenses associated with the Loan Documents and paid on the Closing Date in an amount not to exceed, with respect to this clause (B), $270,000, plus

(c)	without duplication, the sum of the following amounts of Borrower for such period to the extent included in determining consolidated net earnings (or loss) for such period:
(i)	non-cash extraordinary losses,
(ii)	Interest Expense,
(iii)	income taxes,
(iv)	and depreciation and amortization for such period, in each case, determined on a consolidated basis in accordance with GAAP.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (a) that is or within the preceding six (6) years has been sponsored, maintained or contributed to by any Loan Party or ERISA Affiliate or (b) to which any Loan Party or ERISA Affiliate has, or has had at any time within the preceding six (6) years, any liability, contingent or otherwise.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Borrower or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

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“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Interest” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statutes, and all regulations and guidance promulgated thereunder. Any reference to a specific section of ERISA shall be deemed to be a reference to such section of ERISA and any successor statutes, and all regulations and guidance promulgated thereunder.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of Borrower or its Subsidiaries under IRC Section 414(o).

“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Excess Cash Flow” means, with respect to any fiscal quarter and with respect to Borrower determined on a consolidated basis in accordance with GAAP the result of:

(a) EBITDA, minus

(b) the sum of

(i) the cash portion of Interest Expense paid during such fiscal period,

(ii) the cash portion of income taxes paid during such period,

(iii) all scheduled principal payments made in respect of the Term Loan during such period, (iv) the cash portion of Capital Expenditures (net of (y) any proceeds reinvested in accordance with the proviso to Section 2.3(e)(ii) of the Agreement, and (z) any proceeds of related financings with respect to such expenditures) made during such period,

(v) the excess, if any, of Net Working Capital at the end of such period over Net Working Capital at the beginning of such period (or, if the difference results in an amount less than zero, minus the excess, if any, of Net Working Capital at the beginning of such period over Net Working Capital at the end of such period), and

(vi) the Working Capital Reserve for the next fiscal quarter.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

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“Excluded Taxes” means (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 16.2 of the Agreement, (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority, and (iv) any United States federal withholding taxes imposed under FATCA.

“Existing Credit Facility” means the credit facility with Renewable Power Resources, LLC.

“Existing Subordinated Notes” means (i) the Promissory Note dated April 1, 2013, in the principal sum of $561,824 made by the Borrower in favor of William N. and Jean S. Hagler Trust, (ii) the Promissory Note dated April 1, 2013, in the principal sum of $244,811 made by the Borrower in favor of Core Fund, L.P. and (iii) the Promissory Note dated April 1, 2013, in the principal sum of $172,544 made by the Borrower in favor of Robert N. Garff, each as amended, extended or otherwise modified from time to time.

“Existing Payroll Tax Liability” means the aggregate state and federal payroll tax liability described on Schedule 4.14.

“Extraordinary Receipts” means (a) so long as no Event of Default has occurred and is continuing, proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim, and (b) if an Event of Default has occurred and is continuing, any payments received by Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.3(e)(ii) of the Agreement) consisting of (i) proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim, (ii) indemnity payments (other than to the extent such indemnity payments are immediately payable to a Person that is not an Affiliate of Borrower or any of its Subsidiaries, and (iii) any purchase price adjustment received in connection with any purchase agreement.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Fee Letter” means that certain fee letter, dated as of even date with the Agreement, between Borrower and Agent, in form and substance reasonably satisfactory to Agent.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“Fixed Charge Coverage Ratio” means, at any date of determination, as calculated on a trailing twelve month basis, the ratio of (a) (i) EBITDA for such period minus (ii) Capital Expenditures made during such period, minus (iii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash during such period (but not less than zero) to (b) the sum of (i) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, and the portion of rent expense with respect to such period under Capitalized Lease Obligations that is treated as interest in accordance with GAAP, plus (ii) principal payments made or required to be made on account of Indebtedness (including scheduled payments and mandatory prepayments (including, for the avoidance of doubt, payments of Excess Cash Flow) on account of the Obligations) for such period.

“Flow of Funds Agreement” means a flow of funds agreement, dated as of even date herewith, in form and substance reasonably satisfactory to Agent, executed and delivered by each Loan Party and Agent.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.11(b)(ii) of the Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

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“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means (a) each of Xzeres Energy and Xzeres Capital and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement, provided that, for the avoidance of doubt, such term excludes each of the Shareholder Related Guarantors.

“Guaranty and Security Agreement” means a guaranty and security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower and each of the Guarantors to Agent.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of Borrower or its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

“Hedge Provider” means Wells Fargo or any of its Affiliates

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of licenses), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Taxes” means, any Taxes other than Excluded Taxes.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of even date with the Agreement, executed and delivered by Borrower, each of its Subsidiaries, and Agent, the form and substance of which is reasonably satisfactory to Agent.

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“Interest Expense” means, for any period, the aggregate of the interest expense of Borrower for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2 or 3 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (d) Borrower may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

“IRC” means the Internal Revenue Code of 1986, as amended, and any successor statutes, and all regulations and guidance promulgated thereunder. Any reference to a specific section of the IRC shall be deemed to be a reference to such section of the IRC and any successor statutes, and all regulations and guidance promulgated thereunder.

“Lender” has the meaning set forth in the preamble to the Agreement, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Borrower or its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to Borrower or its Subsidiaries, (d) Agent's customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.10 of the Agreement, (h) Agent’s reasonable costs and expenses (including reasonable documented attorneys fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with Borrower or any of its Subsidiaries, (i) Agent’s reasonable documented costs and expenses (including reasonable documented attorneys fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to the rating of the Term Loan, CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent’s and each Lender’s reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral.

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“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“LIBOR Deadline” has the meaning specified therefor in Section 2.11(b)(i) of the Agreement.

“LIBOR Notice” means a written notice in the form of Exhibit L-1 to the Agreement.

“LIBOR Option” has the meaning specified therefor in Section 2.11(a) of the Agreement.

“LIBOR Rate” means the rate per annum rate appearing on Macro*World’s (https://capitalmarkets.mworld.com; the “Service”) Page BBA LIBOR - USD (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with the Agreement (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero), which determination shall be made by Agent and shall be conclusive in the absence of manifest error.

“LIBOR Rate Loan” means each portion of the Term Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” has the meaning set forth in the definition of Applicable Margin.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan” shall mean the Term Loan made (or to be made) hereunder.

“Loan Account” has the meaning specified therefor in Section 2.8 of the Agreement.

“Loan Documents” means the Agreement, the Control Agreements, the Copyright Security Agreement, any Borrowing Base Certificate, the Fee Letter, the Guaranty and Security Agreement, the Shareholder Related Guaranties, the Intercompany Subordination Agreement, any Issuer Documents, the Letters of Credit, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, any note or notes executed by Borrower in connection with the Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by Borrower or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.

“Loan Party” means Borrower or any Guarantor.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of Borrower’s and its Subsidiaries ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent), or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral.

“Material Contract” means, with respect to any Person, (a) each contract or agreement to which such Person or any of its Subsidiaries is a party generating $5,000,000 or more of revenue, and (b) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, the Material Contracts are listed on Schedule 4.25 hereto.

“Maturity Date” means February 21, 2016.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

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“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Borrower or its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.

“Multiemployer Plan” means any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA with respect to which any Loan Party or ERISA Affiliate has an obligation to contribute or has any liability, contingent or otherwise or could be assessed withdrawal liability assuming a complete withdrawal from any such multiemployer plan.

“Net Cash Proceeds” means:

(a) with respect to any sale or disposition by Borrower or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of Borrower or its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by Borrower or such Subsidiary in connection with such sale or disposition, (iii) taxes paid or payable to any taxing authorities by Borrower or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Borrower or any of its Subsidiaries, and are properly attributable to such transaction; and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are (x) deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of Agent and (y) paid to Agent as a prepayment of the applicable Obligations in accordance with Section 2.3(e) of the Agreement at such time when such amounts are no longer required to be set aside as such a reserve; and

(b) with respect to the issuance or incurrence of any Indebtedness by Borrower or any of its Subsidiaries, or the issuance by Borrower or any of its Subsidiaries of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of Borrower or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by Borrower or such Subsidiary in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by Borrower or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Borrower or any of its Subsidiaries, and are properly attributable to such transaction.

“Net Working Capital” means, as of any date of determination, Current Assets as of such date minus Current Liabilities as of such date.

“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Notification Event” means (a) the occurrence of a “reportable event” described in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by applicable regulations issued by the PBGC, (b) the withdrawal of any Loan Party or ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC or any Pension Plan or Multiemployer Plan administrator, (e) any other event or condition that would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of a Lien pursuant to the IRC or ERISA in connection with any Employee Benefit Plan or the existence of any facts or circumstances that could reasonably be expected to result in the imposition of a Lien, (g) the partial or complete withdrawal of any Loan Party or ERISA Affiliate from a Multiemployer Plan (other than any withdrawal that would not constitute an Event of Default under Section 8.12), (h) any event or condition that results in the reorganization or insolvency of a Multiemployer Plan under Sections of ERISA, (i) any event or condition that results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate or to appoint a trustee to administer a Multiemployer Plan under ERISA, (j) any Pension Plan being in “at risk status” within the meaning of IRC Section 430(i), (k) any Multiemployer Plan being in “endangered status” or “critical status” within the meaning of IRC Section 432(b) or the determination that any Multiemployer Plan is or is expected to be insolvent or in reorganization within the meaning of Title IV of ERISA, (l) with respect to any Pension Plan, any Loan Party or ERISA Affiliate incurring a substantial cessation of operations within the meaning of ERISA Section 4062(e), (m) an “accumulated funding deficiency” within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) or the failure of any Pension Plan or Multiemployer Plan to meet the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA), in each case, whether or not waived, (n) the filing of an application for a waiver of the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) with respect to any Pension Plan or Multiemployer Plan, (o) the failure to make by its due date a required payment or contribution with respect to any Pension Plan or Multiemployer Plan, (p) any event that results in or could reasonably be expected to result in a liability by a Loan Party pursuant to Title I of ERISA or the excise tax provisions of the IRC relating to Employee Benefit Plans or any event that results in or could reasonably be expected to result in a liability to any Loan Party or ERISA Affiliate pursuant to Title IV of ERISA or Section 401(a)(29) of the IRC, or (q) any of the foregoing is reasonably likely to occur in the following 30 days.

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“Obligations” means (a) all loans (including the Term Loan (inclusive of debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations. Without limiting the generality of the foregoing, the Obligations of Borrower under the Loan Documents include the obligation to pay (i) the principal of the Term Loan, (ii) interest accrued on the Term Loan, (iii) Lender Group Expenses, (iv) fees payable under the Agreement or any of the other Loan Documents, and (v) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement

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“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Participant Register” has the meaning set forth in Section 13.1(i) of the Agreement.

“Patent Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.13 of the Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code sponsored, maintained, or contributed to by any Loan Party or ERISA Affiliate or to which any Loan Party or ERISA Affiliate has any liability, contingent or otherwise.

“Permitted Dispositions” means:

(a) sales, abandonment, or other dispositions of assets that are substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of Borrower and its Subsidiaries,

(b) sales of Inventory to buyers in the ordinary course of business,

(c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

(d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(e) the granting of Permitted Liens,

(f) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g) any involuntary loss, damage or destruction of property,

(h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i) the leasing or subleasing of assets of Borrower or its Subsidiaries in the ordinary course of business,

(j) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Borrower,

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(k) (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of Borrower and its Subsidiaries to the extent not economically desirable in the conduct of their business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lender Group,

(l) the making of Restricted Payments that are expressly permitted to be made pursuant to the Agreement,

(m) the making of Permitted Investments,

(n) so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (i) from Borrower or any of its Subsidiaries to a Loan Party, and (ii) from any Subsidiary of Borrower that is not a Loan Party to any other Subsidiary of Borrower,

(p) sales or dispositions of assets (other than Accounts, Inventory, Equity Interests of Subsidiaries of Borrower) not otherwise permitted in clauses (a) through (n) above so long as made at fair market value and the aggregate fair market value of all assets disposed of in fiscal year (including the proposed disposition) would not exceed $250,000.

“Permitted Indebtedness” means:

(a) Indebtedness evidenced by the Agreement or the other Loan Documents,

(b) Indebtedness set forth on Schedule 4.14 to the Agreement and any Refinancing Indebtedness in respect of such Indebtedness,

(c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d) endorsement of instruments or other payment items for deposit,

(e) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of Borrower or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,

(f) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds,

(g) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(h) the incurrence by Borrower or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes,

(i) Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or Cash Management Services,

(j) unsecured Indebtedness of Borrower owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by Borrower of the Equity Interests of Borrower that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $200,000, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent,

(k) Indebtedness composing Permitted Investments,

(l) unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

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(m) unsecured Indebtedness of Borrower owing to employees, former employees, officers, former officers, directors, or former directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the redemption by Borrower of the Equity Interests of Borrower that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $200,000, and (iii) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably acceptable to Agent,

(n) Indebtedness in an aggregate outstanding principal amount not to exceed $200,000 at any time outstanding for all Subsidiaries of Borrower that are CFCs; provided, that such Indebtedness is not directly or indirectly recourse to any of the Loan Parties or of their respective assets,

(o) accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,

(p) Subordinated Indebtedness incurred after the Closing Date, the aggregate outstanding amount of which does not exceed $2,000,000,

(q) the Existing Payroll Tax Liability, and

(r) unsecured Indebtedness in an aggregate amount not to exceed $300,000 outstanding at any time.

“Permitted Intercompany Advances” means loans made by (a) a Loan Party to another Loan Party, (b) a Subsidiary of Borrower that is not a Loan Party to another Subsidiary of Borrower that is not a Loan Party, (c) a Subsidiary of Borrower that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, and (d) a Loan Party to a Subsidiary of Borrower that is not a Loan Party so long as (i) the aggregate amount of all such loans (by type, not by the borrower) does not exceed $75,000 outstanding at any one time, and (ii) at the time of the making of such loan, no Event of Default has occurred and is continuing or would result therefrom.

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents,

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c) advances made in connection with purchases of goods or services in the ordinary course of business,

(d) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(e) Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1 to the Agreement,

(f) guarantees permitted under the definition of Permitted Indebtedness,

(g) Permitted Intercompany Advances,

(h) Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i) deposits of cash made in the ordinary course of business to secure performance of operating leases,

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(j) (i) non-cash loans and advances to employees, officers, and directors of Borrower or any of its Subsidiaries for the purpose of purchasing Equity Interests in Borrower so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in Borrower, and (ii) loans and advances to employees and officers of Borrower or any of its Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate amount not to exceed $200,000 at any one time,

(k) Investments in the form of capital contributions and the acquisition of Equity Interests made by any Loan Party in any other Loan Party (other than capital contributions to or the acquisition of Equity Interests of Borrower),

(l) Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness,

(m) equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law, and

(n) so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $200,000 during the term of the Agreement.

“Permitted Liens” means

(a) Liens granted to, or for the benefit of, Agent to secure the Obligations,

(b) Liens in an amount not to exceed $200,000 in the aggregate for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,

(d) Liens set forth on Schedule P-2 to the Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to the Agreement shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e) the interests of lessors under operating leases and licensors under license agreements,

(f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h) Liens on amounts deposited to secure Borrower’s and its Subsidiaries obligations in connection with worker’s compensation or other unemployment insurance,

(i) Liens on amounts deposited to secure Borrower’s and its Subsidiaries obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j) Liens on amounts deposited to secure Borrower’s and its Subsidiaries reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,

(k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,

(l) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(m) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n) rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business,

(o) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

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(q) Liens with respect to Existing Payroll Tax Liability, and

(r) other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $200,000.

“Permitted Protest” means the right of Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Borrower’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $200,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plastiche” means Plastiche S.A., a public limited company (société anonyme) existing under the laws of the Grand Duchy of Luxembourg.

“Platform” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements,(c) cash flow statements, and (d) working capital needs, all prepared on a basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make all or a portion of the Term Loan, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Term Loan, and with respect to all other computations and other matters related to the Term Loan Commitments or the Term Loan, the percentage obtained by dividing (i) the Term Loan Exposure of such Lender by (ii) the aggregate Term Loan Exposure of all Lenders, and

(b) with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), the percentage obtained by dividing (i) the sum of the Term Loan Exposure of such Lender by (ii) the sum of the aggregate Term Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the Loans have been repaid in full, the Term Loan Exposures had not been repaid and shall be based upon the Term Loan Exposures as they existed immediately prior to their repayment, collateralization, or termination.

“Public Lender” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrower and its Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

“Qualified Equity Interest” means and refers to any Equity Interests issued by Borrower (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Ravago” means Ravago Holdings America, Inc., a Delaware corporation.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Borrower or its Subsidiaries and the improvements thereto.

“Real Property Collateral” means any Real Property hereafter acquired by Borrower or its Subsidiaries with a fair market value in excess of $200,000.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

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“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

(c) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and

(d) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Register” has the meaning set forth in Section 13.1(h) of the Agreement.

“Registered Loan” has the meaning set forth in Section 13.1(h) of the Agreement.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.12(b) of the Agreement.

“Report” has the meaning specified therefor in Section 15.16 of the Agreement.

“Required Lenders” means, at any time, Lenders having or holding more than 50% of the sum of the aggregate Term Loan Exposure of all Lenders; provided, that (i) Term Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii) at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders (who are not Affiliates of one another).

“Restricted Payment” means to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of Equity Interests issued by Borrower (including any payment in connection with any merger or consolidation involving Borrower) or to the direct or indirect holders of Equity Interests issued by Borrower in their capacity as such (other than dividends or distributions or payments payable in Qualified Equity Interests issued by Borrower), or (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Borrower) any Equity Interests issued by Borrower, (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Borrower now or hereafter outstanding, and (d) make, or cause or suffer to permit any of Borrower’s Subsidiaries to make, any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

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“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Shareholder Related Guarantors” mean (a) Ravago, (b) Plastiche, and (c) DeBruce.

“Shareholder Related Guaranty” means a guaranty, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the Shareholder Related Guarantors to Agent.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subject Holder” has the meaning specified therefor in Section 2.3(e)(v) of the Agreement.

“Subordinated Indebtedness” means the Existing Subordinated Notes and any unsecured Indebtedness of Borrower or its Subsidiaries incurred from time to time that is subordinated in right of payment to the Obligations and (a) that is only guaranteed by the Guarantors, (b) that is not subject to scheduled amortization, redemption, sinking fund or similar payment and does not have a final maturity, in each case, on or before the date that is six months after the Maturity Date, (c) that does not include any financial covenants or any covenant or agreement that is more restrictive or onerous on any Loan Party in any material respect than any comparable covenant in the Agreement and is otherwise on terms and conditions reasonably acceptable to Agent, (d) shall be limited to cross-payment default and cross-acceleration to designated “senior debt” (including the Obligations”), and (e) the terms and conditions of the subordination are reasonably acceptable to Agent.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

“Supermajority Lenders” means, at any time, Lenders having or holding more than 66 2/3% of the sum of the aggregate Term Loan Exposure of all Lenders; provided, that (i) the Term Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii) at any time there are 2 or more Lenders, “Supermajority Lenders” must include at least 2 Lenders (who are not Affiliates of one another).

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Term Loan” has the meaning specified therefor in Section 2.2 of the Agreement.

“Term Loan Amount” means $15,000,000.

“Term Loan Commitment” means, with respect to each Lender, its Term Loan Commitment, and, with respect to all Lenders, their Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Term Loan Exposure” means, with respect to any Term Loan Lender, as of any date of determination (a) prior to the funding of the Term Loan, the amount of such Lender’s Term Loan Commitment, and (b) after the funding of the Term Loan, the outstanding principal amount of the Term Loan held by such Lender.

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“Term Loan Lender” means a Lender that has a Term Loan Commitment or that has a portion of the Term Loan.

“Trademark Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“TTM EBITDA” means, as of any date of determination, EBITDA of Borrower determined on a consolidated basis in accordance with GAAP, for the 12 month period most recently ended.

“United States” means the United States of America.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Withdrawal Liability” means liability with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital Reserve” means, for any fiscal quarter of the Borrower, the amount which has been mutually agreed to by Borrower and Agent as the Borrower’s working capital needs for such fiscal quarter.

“Xzeres Capital” means Xzeres Capital Corp, a Nevada corporation, and a wholly owned Subsidiary of the Borrower.

“Xzeres Energy” means Xzeres Energy Services Corp, a Nevada corporation, and a wholly owned Subsidiary of the Borrower.

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Schedule 3.1 – Conditions Precedent

The obligation of each Lender to make its initial extension of credit provided for in the Agreement is subject to the fulfillment, to the satisfaction of each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a)                Agent shall have received a letter duly executed by each Loan Party authorizing Agent to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the security interests to be created by the Loan Documents;

(b)                Agent shall have received evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Agent’s Liens in and to the Collateral, and Agent shall have received searches reflecting the filing of all such financing statements;

(c)                Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed and delivered, and each such document shall be in full force and effect:

                                                                 (i)                   the Fee Letter,

                                                                 (ii)                   the Flow of Funds Agreement,

                                                                 (iii)                   the Guaranty and Security Agreement,

                                                                 (iv)                   the Intercompany Subordination Agreement,

                                                                 (v)                   a completed Perfection Certificate for each of the Loan Parties,

                                                                (vi)                   the Patent Security Agreement,

                                                                (vii)                   the Trademark Security Agreement,

                                                               (viii)                   a letter, in form and substance satisfactory to Agent, from Renewable Power Resources, LLC (“Existing Lender”) to Agent respecting the amount necessary to repay in full all of the obligations of Borrower and its Subsidiaries owing under the Existing Credit Facility and obtain a release of all of the Liens existing in favor of Existing Lender in and to the assets of Borrower and its Subsidiaries, together with termination statements and other documentation evidencing the termination by Existing Lender of its Liens in and to the properties and assets of Borrower and its Subsidiaries, and

                                                                   (ix)                   termination and release letters with respect to existing subordinated Indebtedness owed to Hanover and Ron Elvidge to be paid in full at Closing;

(d)                Agent shall have received a certificate from the Secretary of each Loan Party (i) attesting to the resolutions of such Loan Party’s board of directors authorizing its execution, delivery, and performance of the Loan Documents to which it is a party, (ii) authorizing specific officers of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party;

(e)                Agent shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, which Governing Documents shall be (i) certified by the Secretary of such Loan Party, and (ii) with respect to Governing Documents that are charter documents, certified as of a recent date (not more than 30 days prior to the Closing Date) by the appropriate governmental official;

(f)                 Agent shall have received a certificate of status with respect to each Loan Party, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;

(g)                Agent shall have received certificates of status with respect to each Loan Party, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;

69

(h)                Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 5.6 of the Agreement, the form and substance of which shall be satisfactory to Agent;

(i)                 Agent shall have received opinions of the Loan Parties’ counsels in form and substance satisfactory to Agent;

(j)                 Agent shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of Borrower’s and its Subsidiaries’ books and records and verification of Borrower’s representations and warranties to Lender Group and (ii) a review of Borrower’s and its Subsidiaries’ Material Contracts, in each case, the results of which shall be satisfactory to Agent;

(k)                Agent shall have completed (i) Patriot Act searches, OFAC/PEP searches and customary individual background checks for each Loan Party, (ii) Patriot Act searches and OFAC/PEP searches for each of Ravago and Plastiche, (iii) OFAC/PEP searches and customary individual background checks for DeBruce and (iv) OFAC/PEP searches and customary individual background searches for each Loan Party’s senior management and key principals, the results of which shall be satisfactory to Agent;

(l)                 Agent shall have received a set of Projections of Borrower for the 3 year period following the Closing Date (on a year by year basis, and for the 1 year period following the Closing Date, on a month by month basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agent;

(m)              Borrower shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by the Agreement and the other Loan Documents;

(n)                Borrower shall have not less than $2,750,000 in Qualified Cash (including the net proceeds of the Term Loan being funded directly to the Borrower on the Closing Date);

(o)                Agent shall have received evidence that the Borrower has, or contemporaneously with the closing of the Term Loan (or, with respect to the capital being funded with participation proceeds of the payoff of the Existing Credit Facility, within one (1) Business Day following the closing) will have, received equity proceeds from each of the Shareholder Related Guarantors in an aggregate amount not less than $4,880,000;

(p)                Agent shall have received evidence that the Existing Subordinated Notes have been amended to reflect a maturity date that is not less than ninety (90) days following the Maturity Date;

(q)                Agent shall have received a solvency certificate, in form and substance satisfactory to it, certifying as to the solvency of the Loan Parties taken as a whole;

(r)                 Borrower and each of its Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrower or its Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby; and

(s)                 all other documents and legal matters in connection with the transactions contemplated by the Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

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Schedule 4.1(b) – Capitalization of Borrower

Authorized Equity

Common Shares = 100,000,000

Preferred Shares = 5,000,000

Issued and Outstanding Equity

Common Shares = 43,426,913

Preferred Shares (Series A) = 1,428,571

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Schedule 4.1(c) – Capitalization of Borrower’s Subsidiaries

Current Legal Entities Owned	Record Owner	No. Shares/Interest	Percentage Owned by XZERES Corp.
XZERES Energy Services Corp	XZERES Corp.	100/ 100%	100%
XZERES Capital Corp	XZERES Corp.	100/ 100%	100%
XZERES Wind Europe Limited	XZERES Corp.	100/ 100%	100%
XZERES Wind Japan Ltd	XZERES Corp.	n/a/ 100%	100%

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Schedule 4.1(d) – Subscriptions, Options, Warrants, Calls

Warrants

Outstanding = 32,494,564*

Average Exercise Price = $0.57 per share

*accrued consulting fees can be converted into additional warrants, up to 8,000,000 warrants with exercise price of $0.35/share

Options

Issued and Outstanding (vested and unvested) = 3,385,000

Average Exercise Price = $0.618 per share

Convertible Debt

Existing principal and interest convertible to 2,521,245 common shares.

73

Schedule 4.6 – Litigation

None.

74

Schedule 4.10 – Benefit Plans

None.

75

Schedule 4.11 – Environmental Matters

None

76

Schedule 4.14 – Permitted Indebtedness

Creditor	Principal Amount*
Core Fund, L.P.	$188,811.00
Robert N. Garff	$172,544.00
William N. & Jean S. Hagler Trust	$561,824.00
Payroll Tax Liability – State	$25,609.00
Payroll Tax Liability – IRS	$120,980.00

* As of August 4, 2014

77

Schedule 4.23 – Locations of Equipment and Inventory

  9025 SW Hillman Ct., Suite 3126, Wilsonville, OR and 9730 SW Hillman Ct, Suite 640, Wilsonville, OR 97070
  808 Geneva Drive, Tempe, AZ 85282
  Garretts Green Freight Depot, Bannerley Road, Birmingham, UK B33 0SL

Schedule 4.25–Material Contracts

  Amended and Restated Manufacturing, Sales and Marketing License Agreement dated June 17, 2014, by and between Argosy Wind Power, Ltd. and XZERES Corp.
  Manufacturing, Sales and Marketing License Agreement dated July 23, 2014, by and between Logica and XZERES Corp.

Schedule 5.1 – Financial Statements, Reports, Certificates

Deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Agent:

as soon as available, but in any event within 30 days after the end of each month during each of Borrower’s fiscal years, (or, with respect to the month ended August 31, 2014, 45 days)

(a)    an unaudited consolidated and consolidating balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity covering Borrower’s and its Subsidiaries’ operations during such period and compared to the prior period and plan, together with a corresponding discussion and analysis of results from management, and

(b)   a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA to the extent applicable.

as soon as available, but in any event within 90 days after the end of each of Borrower’s fiscal years,

(c)    consolidated and consolidating financial statements of Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7 of the Agreement), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity, and, if prepared, such accountants’ letter to management), and

(d)   a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA to the extent applicable.

Quarterly beginning on the first quarter that Excess Cash Flow is required to be paid hereunder, and in any event within 40 days after the end of each such quarter	(e) a detailed calculation of Excess Cash Flow.
as soon as available, but in any event within 30 days prior to the start of each of Borrower’s fiscal years,

(f)    copies of Borrower’s Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, month by month, certified by the chief financial officer of Borrower as being such officer’s good faith estimate of the financial performance of Borrower during the period covered thereby.

if and when filed by Borrower,

(g)   Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(h)   any other filings made by Borrower with the SEC, and

(i)     any other information that is provided by Borrower to its shareholders generally.

promptly, but in any event within 5 days after Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(j) notice of such event or condition and a statement of the curative action that Borrower proposes to take with respect thereto.
promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on Borrower or any of its Subsidiaries,

(k)   notice of all actions, suits, or proceedings brought by or against Borrower or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Effect.

upon the request of Agent,	(l) any other information reasonably requested relating to the financial condition of Borrower or its Subsidiaries.

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Schedule 4.25–Material Contracts

  Amended and Restated Manufacturing, Sales and Marketing License Agreement dated June 17, 2014, by and between Argosy Wind Power, Ltd. and XZERES Corp.
  Manufacturing, Sales and Marketing License Agreement dated July 23, 2014, by and between Logica and XZERES Corp.

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Schedule 5.1 – Financial Statements, Reports, Certificates

Deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Agent:

as soon as available, but in any event within 30 days after the end of each month during each of Borrower’s fiscal years, (or, with respect to the month ended August 31, 2014, 45 days)

(a)    an unaudited consolidated and consolidating balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity covering Borrower’s and its Subsidiaries’ operations during such period and compared to the prior period and plan, together with a corresponding discussion and analysis of results from management, and

(b)   a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA to the extent applicable.

as soon as available, but in any event within 90 days after the end of each of Borrower’s fiscal years,

(c)    consolidated and consolidating financial statements of Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7 of the Agreement), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity, and, if prepared, such accountants’ letter to management), and

(d)   a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA to the extent applicable.

Quarterly beginning on the first quarter that Excess Cash Flow is required to be paid hereunder, and in any event within 40 days after the end of each such quarter	(e) a detailed calculation of Excess Cash Flow.
as soon as available, but in any event within 30 days prior to the start of each of Borrower’s fiscal years,

(f)    copies of Borrower’s Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, month by month, certified by the chief financial officer of Borrower as being such officer’s good faith estimate of the financial performance of Borrower during the period covered thereby.

if and when filed by Borrower,

(g)   Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(h)   any other filings made by Borrower with the SEC, and

(i)     any other information that is provided by Borrower to its shareholders generally.

promptly, but in any event within 5 days after Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(j) notice of such event or condition and a statement of the curative action that Borrower proposes to take with respect thereto.
promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on Borrower or any of its Subsidiaries,

(k)   notice of all actions, suits, or proceedings brought by or against Borrower or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Effect.

upon the request of Agent,	(l) any other information reasonably requested relating to the financial condition of Borrower or its Subsidiaries.

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Schedule 5.2 – Collateral Reporting

Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

Upon request of Agent

(a) an Account roll-forward with supporting details supplied from sales journals, collection journals, credit registers and any other records,

(b) notice of all claims, offsets, or disputes in an amount in excess of $50,000 asserted by Account Debtors with respect to Borrower's and its Subsidiaries' Accounts,

(c) copies of invoices together with corresponding shipping and delivery documents, and credit memos together with corresponding supporting documentation, with respect to invoices and credit memos in excess of an amount determined in the sole discretion of Agent, from time to time, and

(d) such other reports as to the Collateral or the financial condition of Borrower and its Subsidiaries, as Agent may reasonably request.

Monthly (no later than the 10th day of each month), or more frequently as requested by Agent in its discretion

(a) Inventory system/perpetual reports specifying the cost and the wholesale market value of Borrower's and its Subsidiaries' Inventory, by category, with additional detail showing additions to and deletions therefrom (delivered electronically in an acceptable format, if Borrower has implemented electronic reporting),

(b) a detailed aging, by total, of Borrower’s Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrower has implemented electronic reporting),

(c) a detailed Inventory system/perpetual report together with a reconciliation to Borrower’s general ledger accounts (delivered electronically in an acceptable format, if Borrower has implemented electronic reporting),

(d) a summary aging, by vendor, of Borrower’s and its Subsidiaries' accounts payable and any book overdraft (delivered electronically in an acceptable format, if Borrower has implemented electronic reporting) and an aging, by vendor, of any held checks,

(e) detailed report regarding Borrower’s and its Subsidiaries' cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash,

(f) Account roll-forward, in a format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of Borrower’s general ledger, and

(g) Backlog report with customer names, amounts, estimated ship date, revenue and gross profit for each item on such report.

Monthly (no later than the 30th day of each month)	a reconciliation of Accounts, trade accounts payable, and Inventory of Borrower’s general ledger accounts to its monthly financial statements including any book reserves related to each category.
Quarterly	a report regarding Borrower’s and its Subsidiaries’ accrued, but unpaid, ad valorem taxes
Semi-annually	a supplement to the Perfection Certificate
Annually	a detailed list of Borrower’s and its Subsidiaries’ customers, with address and contact information.

81

Schedule 6.5 – Nature of Business

The business of designing, developing, and marketing wind turbine systems and related equipment for electrical power generation and power management, and provision of related services.

82

EXHIBIT A-1

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of between (“Assignor”) and (“Assignee”). Reference is made to the Agreement described in Annex I hereto (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

I.                    In accordance with the terms and conditions of Section 13 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor's rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor’s portion of the Term Loan, all to the extent specified on Annex I.

II.                 The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any Guarantor or the performance or observance by Borrower or any Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrower to Assignor with respect to Assignor’s share of the Term Loan assigned hereunder, as reflected on Assignor’s books and records.

III.               The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (e) if applicable, attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.

IV.              Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent. The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by Agent for its sole and separate account a processing fee in the amount of $5,000 (if required by the Credit Agreement), (c) the receipt of any required consent of the Agent, and (d) the date specified in Annex I.

V.                 As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article 15 and Section 17.9(a) of the Credit Agreement.

VI.              Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I). From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.

VII.            This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

VIII.         THIS ASSIGNMENT AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

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IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR]

as Assignor

By

Name:

Title:

[NAME OF ASSIGNEE]

as Assignee

By

Name:

Title:

ACCEPTED THIS ____ DAY OF
_______________

Wells Fargo BANK, NATIONAL
Association, a national banking

association, as Agent

By

Name:

Title:

84

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Borrower: XZERES Corp.
2.	Name and Date of Credit Agreement:

Credit Agreement dated as of August 21, 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among Borrower, the lenders party thereto as “Lenders”, and Wells Fargo Bank, National Association, a national banking association (“Wells Fargo”), as administrative agent for each member of the Lender Group and the Bank Product Providers.

3. Date of Assignment Agreement:

4. Assigned Amount of Revolver Commitment $

5. Settlement Date:

6. Purchase Price $_____________

7. Notice and Payment Instructions, etc.

Assignee:	Assignor:
________________________ ________________________ ________________________	________________________ ________________________ ________________________

85

EXHIBIT C-1

FORM OF COMPLIANCE CERTIFICATE

on Borrower’s letterhead

To: Wells Fargo Bank, National Association

1100 Abernathy Road, Suite 1600

Atlanta, Georgia 30328

Attn: Loan Administration

Re: Compliance Certificate dated ____________ __, 20__

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of August 21, 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among XZERES Corp., as borrower (“Borrower”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”), and Wells Fargo Bank, National Association, a national banking association (“Wells Fargo”), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, the “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to Section 5.1 of the Credit Agreement, the undersigned officer of Borrower hereby certifies as of the date hereof that:

1. The financial information of Borrower and its Subsidiaries furnished in Schedule 1 attached hereto, has been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for year-end audit adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of Borrower and its Subsidiaries as of the date set forth therein.

2. Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and financial condition of Borrower and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Section 5.1 of the Credit Agreement.

3. Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, in each case specifying the nature and period of existence thereof and what action Borrower and/or its Subsidiaries have taken, are taking, or propose to take with respect thereto.

4. Except as set forth on Schedule 3 attached hereto, the representations and warranties of Borrower and its Subsidiaries set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date.

5. As of the date hereof, Borrower and its Subsidiaries are in compliance with the applicable covenants contained in Section 7 of the Credit Agreement as demonstrated on Schedule 4 hereof.

[Signature page follows.]

86

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this ____ day of _______________, 20___.

XZERES Corp., a Nevada corporation, as Borrower By: Name: Title:

87

SCHEDULE 1

Financial Information

88

SCHEDULE 2

Default or Event of Default

89

SCHEDULE 3

Representations and Warranties

90

SCHEDULE 4

Financial Covenants

1. Minimum EBITDA.

Borrower’s and its Subsidiaries’ EBITDA, measured on a quarter-end basis, for the ___ quarter period ending ____________ ___, 20___, is $______________, which amount [is/is not] greater than or equal to the amount set forth in Section 7(a) of the Credit Agreement for the corresponding period.

91

EXHIBIT L-1

FORM OF LIBOR NOTICE

Wells Fargo Bank, National Association, as Agent
under the below referenced Credit Agreement
1100 Abernathy Road, Suite 1600

Atlanta, Georgia 30328

Ladies and Gentlemen:

Reference hereby is made to that certain Credit Agreement dated as of August 21, 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among XZERES Corp., as borrower (“Borrower”), the lenders party thereto as “Lenders”, and Wells Fargo Bank, National Association, a national banking association (“Wells Fargo”), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, the “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

This LIBOR Notice represents Borrower’s request to elect the LIBOR Option with respect to the Term Loan in the amount of $________ (the “LIBOR Rate Advance”)[, and is a written confirmation of the telephonic notice of such election given to Agent].

The LIBOR Rate Advance will have an Interest Period of 1, 2, or 3 month(s) commencing on .

This LIBOR Notice further confirms Borrower’s acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Credit Agreement, of the LIBOR Rate as determined pursuant to the Credit Agreement.

Borrower represents and warrants that (i) as of the date hereof, the representations and warranties of Borrower or its Subsidiaries contained in the Credit Agreement and in the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date)), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), and (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above.

Dated:

XZERES Corp., a Nevada corporation, as Borrower

By
Name:
Title:

Acknowledged by:

WELLS FARGO BANK, National
association, a national banking
association, as Agent

By:
Name:
Title:

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